Short-Term Bond Fund of America

February 28, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$7,574
Class B	$1
Class C	$6
Class F1	$240
Class F2	$843
Total	$8,664
Class 529-A	$616
Class 529-B*	$0
Class 529-C	$3
Class 529-E	$9
Class 529-F1	$118
Class R-1*	$0
Class R-2	$2
Class R-3	$24
Class R-4	$45
Class R-5	$43
Class R-6	$1,048
Total	$1,908

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0243
Class B	$0.0006
Class C	$0.0005
Class F1	$0.0170
Class F2	$0.0315
Class 529-A	$0.0215
Class 529-B	$0.0005
Class 529-C	$0.0004
Class 529-E	$0.0048
Class 529-F1	$0.0276
Class R-1	$0.0005
Class R-2	$0.0005
Class R-3	$0.0042
Class R-4	$0.0186
Class R-5	$0.0335
Class R-6	$0.0363

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	307,446
Class B	2,018
Class C	12,891
Class F1	13,900
Class F2	26,176
Total	362,431
Class 529-A	29,154
Class 529-B	304
Class 529-C	7,287
Class 529-E	1,824
Class 529-F1	4,573
Class R-1	500
Class R-2	4,345
Class R-3	5,620
Class R-4	2,473
Class R-5	1,290
Class R-6	32,374
Total	89,744

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.01
Class B	$9.99
Class C	$9.97
Class F1	$10.01
Class F2	$10.01
Class 529-A	$10.01
Class 529-B	$9.97
Class 529-C	$9.96
Class 529-E	$10.00
Class 529-F1	$10.01
Class R-1	$9.96
Class R-2	$9.97
Class R-3	$10.00
Class R-4	$10.01
Class R-5	$10.01
Class R-6	$10.01

* Amount less than one thousand.